Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of the 13th day of December, 2013

AMONG:

MERICA CORP., a corporation formed pursuant to the laws of the State of Delaware

(“Merica”)

AND:

AVT ACQUISITIONS, INC., a corporation formed pursuant to the laws of the State of Delaware and a wholly owned subsidiary of Merica

(the "Acquirer")

AND:

AV THERAPEUTICS, INC., a corporation formed pursuant to the laws of the State of Delaware

("AVT")

WHEREAS:

A.                AVT is a Delaware corporation that is primarily engaged in the business of developing cancer therapeutics and immunotherapeutic vaccines that can be used together with prevalent treatment modalities such as chemotherapy and radiation to treat active disease and to prevent metastases and recurrence;

B.                The AVT Shareholders own an aggregate of  sixty-seven million seven hundred six thousand three hundred eight (67,706,308) AVT Shares, being 100% of the presently issued and outstanding AVT Shares;

C.                Merica is a reporting company whose common stock is quoted on the OTC Bulletin Board and which has been engaged in a search for potential merger candidates; and

D.    The respective Boards of Directors of Merica, AVT and the Acquirer deem it advisable and in the best interests of Merica, AVT and the Acquirer that the Acquirer merge with and into AVT (the "Merger") pursuant to this Agreement and the Certificate of Merger, and the applicable provisions of the laws of the State of Delaware.

NOW THEREFORE, WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Definitions

1.1	In this Agreement the following terms will have the following meanings:

(a)
“Acquisition Shares” means the 58,000,000 Merica Common Shares, which shares are to be issued and delivered to the AVT Shareholders at Closing pursuant to the terms of the Merger in accordance with Exhibit A, annexed hereto;

(b)	“Agreement” means this agreement and plan of merger among Merica, the Acquirer, and AVT;

(c)	“AVT Accounts Receivable” means all accounts receivable and other amounts owing to AVT;

(d)
“AVT Assets” means all the property and assets of the AVT Business of every kind and description wherever situated including, without limitation, AVT Inventory, AVT Material Contracts, AVT Accounts Receivable, AVT Cash, AVT Intangible Assets and AVT Goodwill, and all credit cards, charge cards and banking cards issued to AVT;

(e)	“AVT Business” means all aspects of the business conducted by AVT;

(f)	“AVT Cash” means all cash on hand or on deposit to the credit of AVT on the Closing Date,

(g)
“AVT Financial Statements” means collectively, the audited financial statements of AVT as of and for the years ending December 31, 2012 and 2011 and for the period from July 24, 2007 (inception) to December 31, 2012, and the unaudited financial statements of AVT as of September 30, 2013 and 2012, and for the period from July 24, 2007 (inception) to September 30, 2013, which shall be delivered at Closing, all of which will be prepared in accordance with United States generally accepted accounting principles and the requirements of Regulation S-X as promulgated by the Commission.

(h)
“AVT Goodwill” means the goodwill of the AVT Business together with the exclusive right of AVT to represent itself as carrying on the AVT Business in succession of AVT subject to the terms hereof, and the right to use any words indicating that the AVT Business is so carried on including the right to use the name "AV Therapeutics, Inc.” or any variation thereof as part of the name of or in connection with the AVT Business or any part thereof carried on or to be carried on by AVT, the right to all corporate, operating and trade names associated with the AVT Business, or any variations of such names as part of or in connection with the AVT Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the AVT Business, all necessary licenses and authorizations and any other rights used in connection with the AVT Business;

(i)
“AVT Intangible Assets” means all of the intangible assets of AVT, including, without limitation, AVT Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of AVT;

(j)	“AVT Inventory” means all inventory and supplies of the AVT Business as of September 30, 2013 as increased or decreased in the ordinary course of business;

(k)
“AVT Material Contracts” means the burden and benefit of and the right, title and interest of AVT in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which AVT is entitled in connection with the AVT Business under which AVT is obligated to pay or entitled to receive the sum of Ten Thousand Dollars ($10,000) or more annually including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month's notice;

(l)	“AVT Shares” means all of the issued and outstanding shares of AVT's equity stock;

(m)	“AVT Shareholders” means all of the holders of the issued and outstanding AVT Shares;

(n)	“Cancellation Shares” means 70,000,000 shares of common stock of Merica, representing all of the shares of common stock of Merica owned by directors and officers of Merica;

(o)	“Closing” means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with Article 9 hereof;

(p)	“Closing Date” means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;

(q)	“Commission” means the Securities and Exchange Commission;

(r)	“DGCL” means the Delaware General Corporation Law;

(s)
“Effective Time” means the date of the filing of appropriate Certificate of Merger in the form required by the State of Delaware provided that the Merger shall become effective as provided in the DGCL;

(t)	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

(u)	“Merica Business” means all aspects of any business conducted by Merica and its subsidiaries, including Subsidary (as defined herein);

(v)	“Merica Common Shares” means the shares of common stock in the capital of Merica;

(w)
“Merica Financial Statements” means, collectively, the audited financial statements of Merica for the years ended December 31, 2012 and 2011, and the unaudited financial statements of Merica for the period ending September 30, 2013;

(x)	“Merger” means the merger, at the Effective Time, of AVT and the Acquirer pursuant to this Agreement;

(y)	“Place of Closing” means the offices of Sichenzia Ross Friedman Ference LLP, or such other place as Merica and AVT may mutually agree upon;

(z)	“PPM” means the private placement memorandum of AVT and Merica (including all exhibits and supplements thereto), dated September 30, 2013;

(aa)	“Securities Act” means the Securities Act of 1933, as amended;

(bb)	“SEC Reports” means all forms, reports and documents filed by Merica with the Commission under the Exchange Act on and after May 3, 2012 through the date hereof; and

(cc)	“Surviving Company” means AVT following the merger with the Acquirer;

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

Captions and Section Numbers

1.2              The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section References and Exhibits

1.3              Any reference to a particular “Article”, “section”, “paragraph”, “clause” or other subdivision is to the particular Exhibit, section, clause or other subdivision of this Agreement and any reference to a Exhibit by letter will mean the appropriate Exhibit attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement.

Severability of Clauses

1.4              If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

ARTICLE 2
THE MERGER

The Merger

2.1              At Closing, the Acquirer shall be merged with and into AVT pursuant to this Agreement and the separate corporate existence of the Acquirer shall cease and AVT, as it exists from and after the Closing, shall be the Surviving Company.

Effect of the Merger

2.2              The Merger shall have the effect provided therefore by DGCL. Without limiting the generality of the foregoing, and subject thereto, at Closing (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choices in action, and all and every other interest of or belonging to or due to AVT or the Acquirer, as a group, subject to the terms hereof, shall be taken and deemed to be transferred to, and vested in, the Surviving Company without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Company, as they were of AVT and the Acquirer, as a group, and (ii) all debts, liabilities, duties and obligations of AVT and the Acquirer, as a group, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Company and the Surviving Company shall thenceforth be responsible and liable for all debts, liabilities, duties and obligations of AVT and the Acquirer, as a group, and neither the rights of creditors nor any liens upon the property of AVT or the Acquirer, as a group, shall be impaired by the Merger, and may be enforced against the Surviving Company.

Articles of Incorporation; Bylaws; Directors and Officers

2.3              The Certificate of Incorporation of the Surviving Company from and after the Closing shall be the Certificate of Incorporation of AVT as in effect immediately prior to the Closing until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the DGCL.  The Bylaws of the Surviving Company from and after the Closing shall be the Bylaws of AVT as in effect immediately prior to the Closing, continuing until thereafter amended in accordance with their terms, and as provided by the DGCL.  The directors and officers of the Surviving Company from and after the Closing shall be the directors and officers of AVT immediately prior to the Closing.

Conversion of Securities

2.4              At the Effective Time, by virtue of the Merger and without any action on the part of the Acquirer or AVT, the shares of capital stock of each of AVT and the Acquirer shall be converted as follows:

(a)
Capital Stock of the Acquirer. Each issued and outstanding share of the Acquirer's capital stock shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid, and non-assessable common stock of the Surviving Company. Each stock certificate of the Acquirer evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Company.

(b)
Conversion of AVT Shares. Each AVT Share that is issued and outstanding at the Effective Time, set forth on Exhibit A, shall automatically be cancelled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive 0.85664 Acquisition Shares for each AVT Share. All such AVT Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Acquisition Shares paid in consideration therefor upon the surrender of such certificate in accordance with this Agreement.

Dissenting Shareholders

2.5
(a)
Notwithstanding any provision of this Agreement to the contrary, each share of AVT common stock that is issued and outstanding immediately prior to the Closing and that is held by a shareholder of AVT who has not voted in favor of this Agreement or consented thereto in writing and who shall have otherwise perfected such holder’s dissenters’ rights in accordance with and as contemplated by Section 262 of the DGCL (each such shareholder, a “Dissenting Stockholder”, and each share of AVT common stock held by such shareholder, a “Dissenting Share”) shall not be canceled, extinguished and converted, but shall be entitled to receive from the Surviving Company the value of the shares of AVT common stock held by such Dissenting Stockholder as determined pursuant to Section 262 of the DGCL; provided, however, that if such Dissenting Stockholder fails to perfect, or effectively withdraws or loses such holder’s right to appraisal of and payment for such holder’s shares under Section 262 of the DGCL, each share of AVT common stock of such Dissenting Stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Closing, the right to receive shares of Merica common stock, and such share of AVT common stock shall no longer be a Dissenting Share.  In such event, AVT shall deliver the number of shares of Merica common stock to which such shareholder is entitled (without interest) upon surrender by such shareholder of the certificate or certificates representing the shares of AVT common stock held by such shareholder.

(b)
AVT shall give prompt notice to Merica of any demands received by AVT for appraisal of shares of AVT common stock.  The Surviving Corporation shall promptly pay to any Dissenting Stockholder any and all amounts due and owing to such holder as a result of any settlement of, or determination by a court of proper jurisdiction of the State of Delaware with respect to such demands.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF MERICA

Representations and Warranties

3.1              Merica and the Acquirer jointly and severally represent and warrant in all material respects to AVT, with the intent that AVT will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

Merica - Corporate Status and Capacity

(a)
Incorporation. Merica is a corporation duly incorporated and validly existing under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware.

(b)
Carrying on Business. Merica and its subsidiaries, including the Acquirer, currently do not carry on any material business activity in any jurisdiction. The nature of the Merica Business does not require Merica and its subsidiaries to register or otherwise be qualified to carry on business in any jurisdiction other than the respective states of their organization, where Merica and its subsidiaries  are each duly qualified and authorized to do business.

(c)	Corporate Capacity. Merica has the corporate power, capacity and authority to own its assets and to enter into and complete this Agreement. None of Merica’s subsidiaries has any assets or liabilities.

(d)
Reporting Status; Listing. Merica’s common stock is not registered under Section 12(g) of the Exchange Act and Merica voluntarily files reports with the Commission. The Merica Common Shares are quoted on the OTC Bulletin Board under the symbol “CACT”. None of Merica’s subsidiaries has common stock that is registered under Section 12(g) of the Exchange Act and none of Merica’s subsidiaries is required to file current reports with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act.

(e)
SEC Reports. Merica has filed all reports (excluding any filings required under Section 14 of the Exchange Act) with the Commission under the Exchange Act that it would have been required to file if its common stock had been registered under Section 12(g) of the Exchange Act. The SEC Reports, at the time filed, complied as to form in all material respects with the requirements of the Exchange Act. None of the SEC Reports, including without limitation any financial statements or schedules included therein, contains any untrue statements of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Acquirer - Corporate Status and Capacity

(f)
Incorporation. The Acquirer is a corporation duly incorporated and validly existing under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware.

(g)	Carrying on Business. Other than corporate formation and organization, the Acquirer has not carried on business activities to date.

(h)	Corporate Capacity. The Acquirer has the corporate power, capacity and authority to enter into and complete this Agreement.

Merica - Capitalization

(i)
Authorized Capital. The authorized capital of Merica consists of 250,000,000 shares of common stock, $0.0001 par value and 50,000,000 shares of preferred stock, $0.0001 par value, of which 84,000,000 Merica Common Shares (including the Cancellation Shares) and 0 shares of preferred stock are presently issued and outstanding. As of the Closing Date, 14,000,000 shares of common stock of Merica Common Shares will be issued and outstanding (after the Share Cancellation, not including the Acquisition Shares).

(j)
No Option. Except as provided in, contemplated by, or set forth in this Agreement or the PPM, no person, firm or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of any shares of common stock or preferred stock of Merica or for the purchase, subscription or issuance of any of the unissued shares in the capital of Merica.

Acquirer - Capitalization

(k)
Authorized Capital. The authorized capital of the Acquirer consists of 1,000 shares of common stock, of which 100 shares of common stock are presently issued and outstanding and which are owned by Merica.

(l)
No Option. No person, firm or corporation has any agreement or option or any right capable of becoming an agreement or option for the acquisition of any shares of common stock in Acquirer or for the purchase, subscription or issuance of any of the unissued shares in the capital of Acquirer.

Merica - Records and Financial Statements

(m)	Charter Documents. The charter documents of Merica and the Acquirer are as set forth as exhibits to the officer’s certificate to be delivered at Closing pursuant to Section 9.3 hereof.

(n)
No Breach.  Merica and its subsidiaries, including the Acquirer are not in violation or breach of, or in default with respect to, any term of their respective Certificates of Incorporation (or other charter documents) or by-laws.

(o)
Merica Financial Statements. The Merica Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of Merica, including the assets and liabilities, if any of Merica’s subsidiaries, as of the respective dates thereof, and the results of operations and changes in financial position of Merica during the period covered thereby, in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated.

(p)
Merica Accounts Payable and Liabilities. There are no liabilities, contingent or otherwise, of Merica or its subsidiaries, which are not reflected in the Merica Financial Statements except those incurred in the ordinary course of business since the date of the Merica Financial Statements, all of which will be satisfied prior to Closing, and neither Merica nor its subsidiaries have guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation.

(q)	Merica Accounts Receivable. There are no accounts receivable of Merica or any of Merica’s subsidiaries, including the Acquirer.

(r)
No Debt. Neither Merica nor its subsidiaries, including the Acquirer are, on the date hereof and on Closing will be, materially indebted to any, person or entity or other third party, including any  affiliate, director or officer of Merica.

(s)
No Related Party Debt to Merica. No director or officer or affiliate of Merica or its subsidiaries, including the Acquirer is now indebted to or under any financial obligation to Merica or its subsidiaries on any account whatsoever.

(t)	No Dividends. No dividends or other distributions on any shares in the capital of Merica or the Acquirer have been made, declared or authorized since the date of the Merica Financial Statements.

(u)
No Payments. No payments of any kind have been made or authorized since the date of the Merica Financial Statements to or on behalf of officers, directors, shareholders or employees of Merica or its subsidiaries or under any management agreements with Merica or its subsidiaries, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them.

(v)	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting Merica or its subsidiaries.

(w)	No Adverse Events. Since September 30, 2013,

(i)
there has not been any material adverse change in the properties, results of operations, financial position or condition (financial or otherwise) of Merica, its subsidiaries, its assets or liabilities or any damage, loss or other change in circumstances materially affecting Merica, the Merica Business or Merica’s right to carry on the Merica Business, other than non-material changes in the ordinary course of business or as contemplated pursuant to this Agreement,

(ii)	there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting Merica, its subsidiaries, or the Merica Business,

(iii)
there has not been any material increase in the compensation payable or to become payable by Merica to any of Merica’s officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

(iv)	the Merica Business has been and continues to be carried on in the ordinary course,

(v)	Merica has not waived or surrendered any right of material value,

(vi)	Neither Merica nor its subsidiaries have discharged, satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business; and

(vii)	no capital expenditures have been authorized or made by Merica.

Merica - Income Tax Matters

(x)
Tax Returns. As of the Closing Date, Merica and its subsidiaries have filed all tax returns (including, without limitation, for 2012 and 2011) of Merica and its subsidiaries, required by law to be filed have been filed and such tax returns are true, complete and correct, and any taxes payable in accordance with any return filed by Merica and its subsidiaries, or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid and no amounts are owed to any taxing authority as of the Closing Date. Without limiting the generality of the foregoing, Merica hereby represents that no amounts are owed to any taxing authorities by Merica and/or its subsidiaries, for the period commencing on the formation(incorporation) of Merica though the Closing Date.

Merica - Applicable Laws and Legal Matters

(y)
Licenses. Merica and its subsidiaries hold all licenses and permits as may be requisite for carrying on the Merica Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the Merica Business.

(z)
Applicable Laws. Neither Merica nor its subsidiaries have been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which apply to them the violation of which would have a material adverse effect on the Merica Business, and to Merica’s knowledge, neither Merica nor its subsidiaries are in breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees the contravention of which would result in a material adverse impact on the Merica Business.

(aa)
Pending or Threatened Litigation. There is no litigation or administrative or governmental proceeding pending or threatened against or relating to Merica, its subsidiaries, or the Merica Business nor does Merica have any knowledge of any act or omission of Merica or its subsidiaries that would form any material basis for any such action or proceeding;

(bb)
No Bankruptcy. Neither Merica nor its subsidiaries have made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against Merica or its subsidiaries and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of Merica or its subsidiaries.

(cc)
Labor Matters. Neither Merica nor its subsidiaries are party to any collective agreement relating to the Merica Business with any labor union or other association of employees and no part of the Merica Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of Merica, has made any attempt in that regard.

(dd)
Finder's Fees. Neither Merica nor its subsidiaries are party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein.

Execution and Performance of Agreement

(ee)
Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Merica and the Acquirer.

(ff)	No Violation or Breach. The execution and performance of this Agreement will not:

(i)
violate the charter documents of Merica or the Acquirer or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which Merica or its subsidiaries are party,

(ii)	give any person any right to terminate or cancel any agreement or any right or rights enjoyed by Merica or its subsidiaries,

(iii)	result in any alteration of Merica’s or its subsidiaries’ obligations under any agreement to which Merica or its subsidiaries are party,

(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the assets of Merica,

(v)	result in the imposition of any tax liability to Merica or its subsidiaries relating to the assets of Merica, or

(vi)	violate any court order or decree to which either Merica or its subsidiaries is subject.

The Merica Business

(gg)
Maintenance of Business. Since the date of the Merica Financial Statements, Merica and its subsidiaries have not entered into any material agreement or commitment except in the ordinary course and except as provided in, contemplated by, or set forth in this Agreement, the PPM, or in the SEC Reports.

(hh)
Subsidiaries. Except for the Acquirer, Merica does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.  References in this Agreement to any subsidiaries of  Merica shall include the Acquirer and any other subsidiary that Merica may have but has not disclosed in this Agreement.

Merica - Acquisition Shares

(ii)
Acquisition Shares. The Acquisition Shares when delivered to the holders of AVT Shares pursuant to the Merger shall be validly issued and outstanding as fully paid and non-assessable shares and the Acquisition Shares shall be transferable upon the books of Merica, in all cases subject to the provisions and restrictions of all applicable securities laws.

(jj)
Securities Law Compliance.  Except as set forth in the SEC Reports, Merica has not issued any shares of its common stock (or securities convertible into or exercisable for shares of common stock) since its inception.  Neither Merica nor any person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of Merica under circumstances which would require the integration of such offering with the offering of the Acquisition Shares issued to the AVT Shareholders) which subject the issuance or sale of such shares to the AVT Shareholders to the registration requirements of Section 5 of the Securities Act.

Non-Merger and Survival

3.2              The representations and warranties of Merica and the Acquirer contained herein are true and correct as of the date of this Agreement and will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time.  Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by the AVT Shareholders, the representations and warranties of Merica shall survive the Closing for a period of two (2) years.

Indemnity

3.3              Merica shall defend, indemnify and save harmless AVT from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim, resulting from the breach by Merica of any representation, covenant or warranty made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Merica and/or the Acquirer to AVT hereunder. Legal fees and other costs of defending and prosecuting any action under this Section 3.3 shall be borne by Merica.

ARTICLE 4
COVENANTS OF MERICA

Covenants

4.1              Merica covenants and agrees with AVT that Merica will:

(a)
Conduct of Business. Until the Closing, conduct its business diligently and in the ordinary course consistent with the manner in which it generally has been operated up to the date of execution of this Agreement.

(b)
Access. Until the Closing, give the AVT Shareholders and their representatives full access to all of the properties, books, contracts, commitments and records of Merica, and furnish to the AVT Shareholders and their representatives all such information as they may reasonably request.

(c)	Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger.

(d)
SEC Filings.  Until the Closing, file with the Commission in a timely manner, all reports and other documents required of Merica under the Exchange Act (or that would be required if Merica’s common stock would be registered under the Exchange Act (excluding any filings required under Section 14 of the Exchange Act)).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF
AVT

Representations and Warranties

5.1              AVT represents and warrants in all material respects to Merica, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

AVT - Corporate Status and Capacity

(a)
Incorporation. AVT is a corporation duly incorporated and validly existing under the laws of the State of Delaware, and is in good standing with the office of the Secretary of State for the State of Delaware.

(b)
Carrying on Business. AVT carries on business primarily in the State of New York and does not carry on any material business activity in any other jurisdiction. AVT is qualified to do business in the State of New York and the nature of the AVT Business does not require AVT to register or otherwise be qualified to carry on business in any jurisdiction other than Delaware and New York.

(c)
Corporate Capacity. AVT has the corporate power, capacity and authority to own the AVT Assets and to carry on the AVT Business and AVT has the corporate power, capacity and authority to enter into and complete this Agreement.

AVT - Capitalization

(d)	Authorized Capital. The authorized capital of AVT consists of 200,000,000 shares of common stock, par value $0.0001.

(e)
Ownership of AVT Shares. The issued and outstanding share capital of AVT will on Closing consist of 67,706,308 shares of common stock (being the AVT Shares), which shares on Closing shall be validly issued and outstanding as fully paid and non-assessable shares. The AVT Shareholders will be at Closing the registered and beneficial owner of the AVT Shares. The AVT Shares owned by the AVT Shareholders will on Closing be free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever not created by or through Merica and/or the Acquirer.

(f)	No Restrictions. There are no restrictions on the transfer, sale or other disposition of AVT Shares contained in the charter documents of AVT or under any agreement.

AVT - Records and Financial Statements

(g)	Charter Documents. The charter documents of AVT are as set forth as exhibits to the officer’s certificate to be delivered at Closing pursuant to Section 9.2 hereof.

(h)
AVT Financial Statements. The AVT Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of AVT as of the respective dates thereof, and the results of operations and changes in financial position of AVT during the periods covered thereby, in accordance with generally accepted accounting principles consistently applied throughout the periods indicated.

(i)
AVT Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of AVT which are not reflected in the AVT Financial Statements except those incurred in the ordinary course of business since the date of the AVT Financial Statements.

(j)	No Dividends. No dividends or other distributions on any shares in the capital of AVT have been made, declared or authorized since the date of the AVT Financial Statements.

AVT - Income Tax Matters

(k)
Tax Returns. All tax returns and reports of AVT required by law to be filed have been filed and to the best of AVT’s knowledge and belief are true, complete and correct, and any taxes payable in accordance with any return filed by AVT or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid.

(l)
Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by AVT. AVT is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns.

AVT - Applicable Laws and Legal Matters

(m)
Licenses. AVT holds all licenses and permits as may be requisite for carrying on the AVT Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the AVT Business.

(n)
Applicable Laws. AVT has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which applies to it the violation of which would have a material adverse effect on the AVT Business, and, to AVT’s knowledge and belief, AVT is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a material adverse impact on the AVT Business.

(o)
Pending or Threatened Litigation. Except as set forth in the PPM, there is no material litigation or administrative or governmental proceeding pending or threatened against or relating to AVT, the AVT Business, or any of the AVT Assets, nor does AVT have any knowledge of any deliberate act or omission of AVT that would form any material basis for any such action or proceeding.

(p)
No Bankruptcy. AVT has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against AVT and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of AVT.

(q)
Labor Matters. AVT is not a party to any collective agreement relating to the AVT Business with any labor union or other association of employees and no part of the AVT Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of AVT, has made any attempt in that regard and AVT has no reason to believe that any current employees will leave AVT's employ as a result of this Merger.

Execution and Performance of Agreement

(r)
Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of AVT and the AVT Shareholders.

(s)	No Violation or Breach. The execution and performance of this Agreement will not

(i)	violate the charter documents of AVT or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which AVT is a party,

(ii)	give any person any right to terminate or cancel any agreement including, without limitation, AVT Material Contracts, or any right or rights enjoyed by AVT,

(iii)	result in any material alteration of AVT's obligations under any agreement to which AVT is a party including, without limitation, the AVT Material Contracts,

(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the AVT Assets,

(v)	result in the imposition of any tax liability to AVT relating to AVT Assets or the AVT Shares, or

(vi)	violate any court order or decree to which AVT is subject.

AVT Assets - Ownership and Condition

(t)	No Option. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the AVT Assets.

(u)	AVT Material Contracts. Except as provided in, contemplated by, or set forth in the PPM, the AVT Material Contracts constitute all of the material contracts of AVT;

(v)
No Default. There has not been any default in any material obligation of AVT or any other party to be performed under any of the AVT Material Contracts, each of which is in good standing and in full force and effect and unamended, and AVT is not aware of any default in the obligations of any other party to any of the AVT Material Contracts.

AVT Assets - AVT Goodwill and Other Assets

(w)	AVT does not have any knowledge of any infringement by AVT of any patent, trademark, copyright or trade secret.

The Business of AVT

(x)
Maintenance of Business. Since the date of the AVT Financial Statements, the AVT Business has been carried on in the ordinary course, and AVT has not entered into any material agreement or commitment except in the ordinary course or as provided in, contemplated by, or set forth in the PPM; and

(y)	Subsidiaries. AVT does not have any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.

Non-Merger and Survival

5.2              The representations and warranties of AVT contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time.  Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by Merica, the representations and warranties of AVT shall survive the Closing for a period of two (2) years.

Indemnity

5.3              AVT agrees to indemnify and save harmless Merica from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of AVT to defend any such claim), resulting from the breach by AVT of any representation or warranty of AVT made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by AVT to Merica hereunder.  Legal fees and other costs of defending and prosecuting this action shall be borne by AVT.

ARTICLE 6
COVENANTS OF AVT

Covenants

6.1              AVT covenants and agrees with Merica that it will:

(a)
Conduct of Business. Until the Closing, conduct the AVT Business diligently and in the ordinary course consistent with the manner in which the AVT Business generally has been operated up to the date of execution of this Agreement;

(b)	Preservation of Business. Until the Closing, use its best efforts to preserve the AVT Business and the AVT Assets; and

(c)
Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Merger and to preserve and maintain the AVT Assets, including the AVT Material Contracts.

ARTICLE 7
CONDITIONS PRECEDENT

Conditions Precedent in favor of Merica

7.1              Merica’s obligations to carry out the transactions contemplated hereby are subject to the fulfillment (or waiver by Merica) of each of the following conditions precedent on or before the Closing:

(a)	all documents or copies of documents, securities issuances and wire transfers required to be executed and delivered to Merica as set forth in Article 9 hereof will have been so executed and delivered;

(b)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by AVT at or prior to the Closing will have been complied with or performed;

(c)
title to the AVT Shares held by the AVT Shareholders will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever not created by or through Merica and/or the Acquirer;

(d)	the Certificate of Merger shall be executed by AVT in form acceptable for filing with the Delaware Secretary of State;

(e)	subject to Article 8 hereof, there will not have occurred:

(i)
any material adverse change in the financial position or condition of AVT, its liabilities or the AVT Assets or any damage, loss or other change in circumstances materially and adversely affecting the AVT Business or the AVT Assets or AVT's right to carry on the AVT Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)
any damage, destruction, loss or other event, including changes to any laws or statutes applicable to AVT or the AVT Business (whether or not covered by insurance) materially and adversely affecting AVT, the AVT Business or the AVT Assets;

(f)	all representations and warranties of AVT contained herein shall be true and correct as of the Closing Date;

(g)	Merica shall be in receipt of the AVT Financial Statements and pro forma financial statements for the periods and in form and content required to be included in the 8-K Report; and

(h)	the officers and directors of AVT will have entered into lock-up agreements with Merica in a form reasonably acceptable to Merica.

Waiver by Merica

7.2              The conditions precedent set out in the preceding section are inserted for the exclusive benefit of Merica and any such condition may be waived in whole or in part by Merica at or prior to Closing by delivering to AVT a written waiver to that effect signed by Merica. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, Merica shall be released from all obligations under this Agreement.

Conditions Precedent in Favor of AVT

7.3              The obligations of AVT to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

(a)	all documents or copies of documents, securities issuances and wire transfers required to be executed and delivered to Merica as set forth in Article 9 hereof will have been so executed and delivered;

(b)
the board of directors of Merica shall have expanded to three members in a form reasonably acceptable to AVT, and Abraham Mittelman (as chairman) and Raj Kumar Tiwari shall have been appointed to Merica’s board of directors in a manner reasonably acceptable to AVT, effective at the Effective Time;

(c)	all officers of Merica shall have tendered their resignations effective at the Effective Time;

(d)
the following persons shall have been appointed to the following officer positions of Merica, effective at the Effective Time: Abraham Mittelman (Chief Executive Officer, Treasurer and Chief Financial Officer), Morton Coleman (Vice President), Robert Pollock (President and Chief Operating Officer), Raj Kumar Tiwari  (Chief Scientific Officer), Jan Geliebter (Secretary), and Debabrata Banerjee (Clinical Development  Officer);

(e)	Merica shall have no assets and no liabilities;

(f)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by Merica or the Acquirer at or prior to the Closing shall have been complied with or performed;

(g)	AVT shall have completed its review and inspection of the books and records of Merica and its subsidiaries and shall be reasonably satisfied with same in all material respects;

(h)	the Certificate of Merger shall be executed by the Acquirer in form acceptable for filing with the Delaware Secretary of State;

(i)	subject to Article 8 hereof, there will not have occurred

(i)
any material adverse change in the financial position or condition of Merica, its subsidiaries, their assets or liabilities or any damage, loss or other change in circumstances materially and adversely affecting Merica or the Merica Business or Merica’s right to carry on the Merica Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)
any damage, destruction, loss or other event, including changes to any laws or statutes applicable to Merica or the Merica Business (whether or not covered by insurance) materially and adversely affecting Merica, its subsidiaries or its assets;

(j)
all representations and warranties of Merica and the Acquirer contained herein shall be true and correct as of the Closing Date (subject to, with respect to Section 3.1(i), the return of the Cancellation Shares to Merica for cancellation);

(k)	The Cancellation Shares shall have been returned to Merica for cancellation; and

(l)
A minimum of $600,000 in gross proceeds will have been received into the escrow account established in connection with the PPM and be available for release to AVT simultaneously with the Closing under this Agreement.

Waiver by AVT

7.4              The conditions precedent set out in the preceding section are inserted for the exclusive benefit of AVT and any such condition may be waived in whole or in part by AVT at or prior to the Closing by delivering to Merica a written waiver to that effect signed by AVT. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing AVT shall be released from all obligations under this Agreement.

Nature of Conditions Precedent

7.5              The conditions precedent set forth in this Article are conditions of completion of the transactions contemplated by this Agreement and are not conditions precedent to the existence of a binding agreement. Each party acknowledges receipt of the sum of $1.00 and other good and valuable consideration as separate and distinct consideration for agreeing to the conditions precedent in favor of the other party or parties set forth in this Article.

ARTICLE 8
RISK

Material Change in the Business of AVT

8.1              If any material loss or damage to the AVT Business occurs prior to Closing and such loss or damage, in Merica's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, Merica shall, within two (2) days following any such loss or damage, by notice in writing to AVT, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)
elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to Merica's obligations to carry out the transactions contemplated hereby, be vested in AVT or otherwise adequately secured to the satisfaction of Merica on or before the Closing Date.

Material Change in the Merica Business

8.2              If any material loss or damage to the Merica Business occurs prior to Closing and such loss or damage, in AVT's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, AVT shall, within two (2) days following any such loss or damage, by notice in writing to Merica, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)
elect to complete the Merger and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to AVT's obligations to carry out the transactions contemplated hereby, be vested in Merica or otherwise adequately secured to the satisfaction of AVT on or before the Closing Date.

ARTICLE 9
CLOSING

Closing

9.1              The Merger and the other transactions contemplated by this Agreement will be closed on the Closing Date in accordance with the closing procedure set out in this Article.

Documents to be Delivered by AVT

9.2              On or before the Closing, AVT will deliver or cause to be delivered to Merica:

(a)
an officer’s certificate containing the certificate of incorporation, bylaws, and certified copies of such resolutions of the shareholders and directors of AVT as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(b)	an acknowledgement from AVT of the satisfaction of the conditions precedent set forth in section 7.1 hereof; and

(c)	such other documents as Merica may reasonably require to give effect to the terms and intention of this Agreement.

Documents to be Delivered by Merica

9.3              On or before the Closing, Merica shall deliver or cause to be delivered to AVT:

(a)
an officer’s certificate containing the certificate of incorporation, bylaws, and certified copies of such resolutions of the directors of Merica as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(b)	an acknowledgement from Merica of the satisfaction of the conditions precedent set forth in section 7.3 hereof;

(c)	such pay-off letters and releases relating to liabilities as AVT may reasonably request to confirm that Parent has no liabilities as of the Closing Date; and

(d)	such other documents as AVT may reasonably require to give effect to the terms and intention of this Agreement.

ARTICLE 10
POST-CLOSING MATTERS

General

10.1              Forthwith after the Closing, Merica and AVT agree to use all their best efforts to:

(a)	file the Certificate of Merger with the Secretary of State of Delaware;

(b)
within four business days of the Closing, file a Current Report on Form 8-K containing information about the Merger, pro forma financial information, and the AVT Financail Statements, as required by Regulation S-K under the Securities Act (the “8-K Report”); and

(c)	deliver certificates for the Acquisition Shares to the AVT Shareholders.

ARTICLE 11
GENERAL PROVISIONS

Governing Law

11.1 This Agreement will be governed by, and construed and enforced in accordance with the laws of the State of New York (except as otherwise provided herein), without regard to the principles of conflicts of law thereof. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York, New York County, or in the United States District Court for the Southern District of New York and, by its execution and delivery of this Agreement, each party to this Agreement accepts the jurisdiction of such courts.

Indemnification Provisions

11.2           Notice to Indemnifying Party.  If any party (the "Indemnitee") receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Sections 3.3 or 5.3 hereof, the Indemnitee shall give the Indemnifying Party written notice thereof within a reasonable period of time following the Indemnitee’s receipt of such notice.  Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the losses that have been or may be sustained by the Indemnitee.  The Indemnifying Party may, subject to the other provisions of this Section 11.2, compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee in respect of a third-party claim.  If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within thirty (30) days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee, shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted liability.  The Indemnifying Party will not be released from any obligation to indemnify the Indemnitee hereunder with respect to a claim without the prior written consent of the Indemnitee, unless the Indemnifying Party delivers to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to or injunctive relief against the Indemnitee and a complete release of the Indemnitee with respect thereto.  The Indemnifying Party shall have the right to conduct and control the defense of any third-party claim made for which it has been provided notice hereunder.  All costs and fees incurred with respect to any such claim will be borne by the Indemnifying Party.  The Indemnitee will have the right to participate, but not control, at its own expense, the defense or settlement of any such claim; provided, that if the Indemnitee and the Indemnifying Party shall have conflicting claims or defenses, the Indemnifying Party shall not have control of such conflicting claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at the cost and expense of the Indemnifying Party.   If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably required for such defense.

Notice

11.3              Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery, prepaid  certified or registered mail, or facsimile. Any notice delivered by mail shall be deemed to have been received on the fourth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally or by gacsimile shall be deemed to have been received on the actual date of delivery.

Addresses for Service

11.4              The address for service of notice of each of the parties hereto is as follows:

(a)	Merica or the Acquirer:

Merica Corp.
10685-B Hazelhurst Dr. #13025
Houston, TX 77043

(b)	AVT:

AV Therapeutics, Inc.
Suite 204
20 East 68th Street
New York, NY 10065

With a copy to:

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Attn:  Darrin Ocasio, Esq.
Facsimile:  (212) 930-9725

Change of Address

11.5              Any party may, by notice to the other parties change its address for notice to some other address in North America and will so change its address for notice whenever the existing address or notice ceases to be adequate for delivery by hand. A post office box may not be used as an address for service.

Further Assurances

11.6              Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

Time of the Essence

11.7              Time is expressly declared to be the essence of this Agreement.

Entire Agreement

11.8              The provisions contained herein constitute the entire agreement among AVT, the Acquirer and Merica respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among AVT, the Acquirer and Merica with respect to the subject matter hereof.

Enurement

11.9              This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Assignment

11.10              This Agreement is not assignable without the prior written consent of the parties hereto.

Expenses

11.11               Each party agrees to pay, without right of reimbursement from any other party and regardless of whether or not the transaction is consummated, the costs incurred by it in connection with this transaction, including legal fees and other costs incidental to the negotiation of the terms of the transaction and the preparation of related documentation.

Counterparts

11.12              This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by facsimile or electronically will constitute proper delivery.

Termination

11.13           This Agreement may only be terminated at any time prior to the Closing Date:

(a)           upon mutual written consent authorized by the Board of Directors of Merica and AVT; or

(b)           by either Merica or AVT if the Closing shall not have been consummated by the close of business on December 31, 2013.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

MERICA CORP.

By:	/s/ Doug Cole
Name: Doug Cole
Title: Chief Executive Officer

AVT ACQUISITIONS, INC.

By:	/s/ Doug Cole
Name: Doug Cole
Title: Chief Executive Officer

AV THERAPEUTICS, INC.

By:	/s/ Abraham Mittelman
Name: Abraham Mittelman
Title: Chief Executive Officer